Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Rexford Industrial Realty, Inc. for the registration of 3,189,249 shares of its common stock and to the incorporation by reference therein of our report dated March 20, 2014, with respect to the consolidated financial statements and schedule of Rexford Industrial Realty, Inc. and Rexford Industrial Realty, Inc. Predecessor included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

August 5, 2014